SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

                           (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ? 240.14a-11(c) or ? 240.14a-12

                           Rentrak Corporation
             (Name of Registrant as Specified In Its Charter)


 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     or Item 22(a)(2) of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

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          computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)    Amount Previously Paid:

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                           RENTRAK CORPORATION
                            One Airport Center
                        7700 N.E. Ambassador Place
                          Portland, Oregon 97220


     To Our Shareholders:

     Our 1999 Annual Meeting of Shareholders will be held at the Company's executive offices, One Airport
     Center, 7700 N.E. Ambassador Place, Portland, Oregon,
     97220, on August 23, 1999, at 8:00 a.m., Pacific
     Daylight Time. The purpose of the meeting is to do the following:

     1. Elect three (3) Class II Directors to serve for a term of three (3) years each and one (1) Class
          I Director to serve for a term of two (2) years.

     2.   Approve an amendment to the 1997 Equity
          Participation Plan of Rentrak Corporation to increase the aggregate number of shares of common stock that may be issued thereunder from 1,100,000 shares to 1,600,000 shares.

     3. Hear and consider reports from certain officers of the Company; and

     4. Transact such other business as may properly come before the meeting or any adjournments thereof.

     The formal notice of the meeting and the proxy statement containing information pertaining to the meeting follow this letter. The Company's 1999
     Annual Report is also enclosed.

     Please be sure to sign, date and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted at the meeting. If you attend the meeting, and the Board of Directors joins me in hoping that you will, there will be an opportunity to revoke your proxy and to vote in person if you prefer.

     Sincerely yours,

     /s/ Ron Berger
     RON BERGER
     Chairman of the Board
     June 30, 1999


                           RENTRAK CORPORATION
                            One Airport Center
                        7700 N.E. Ambassador Place
                          Portland, Oregon 97220

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held August 23, 1999

     The Annual Meeting of Shareholders of Rentrak
     Corporation (the "Company") will be held on Monday, August 23, 1999, at 8:00 a.m., Pacific Daylight Time, at the Company's executive offices, One Airport
     Center, 7700 N.E. Ambassador Place, Portland, Oregon,
     97220, for the following purposes:

     1. Elect three (3) Class II Directors to serve for a term of three (3) years each; and one (1)
          Class I Director to serve for a term of two (2) years.

     2.   Approve an amendment to the 1997 Equity
          Participation Plan of Rentrak Corporation to increase the aggregate number of shares of common stock that may be issued thereunder from 1,100,000 shares to 1,600,000 shares.

     3. Hear and consider reports from certain officers of the Company; and

     4. Transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 23, 1999, as the record date for determining shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

     The Proxy Statement accompanies this Notice.

     By Order of the
     Board of Directors


     /s/ F. Kim Cox
     F. Kim Cox, Secretary
     June 30, 1999

          Please sign, date and return the enclosed Proxy as soon as possible. A return envelope is enclosed for your convenience.


                           RENTRAK CORPORATION
                            One Airport Center
                        7700 N.E. Ambassador Place
                         Portland, Oregon  97220

                             PROXY STATEMENT
                      Annual Meeting of Shareholders
                        To Be Held August 23, 1999


     DATE, TIME, PLACE OF MEETING

          This Proxy Statement and the accompanying proxy and 1999 Annual Report are being mailed on or about
     July 8, 1999, to the shareholders of Rentrak
     Corporation (the "Company") in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the Company's 1999
     Annual Meeting of Shareholders (the "Annual
     Meeting").  The Annual Meeting will be held Monday,
     August 23, 1999, at 8:00 a.m. Pacific Daylight Time, at the Company's executive offices, One Airport
     Center, 7700 N.E. Ambassador Place, Portland, Oregon
     97220.


     PURPOSE OF ANNUAL MEETING

          The Annual Meeting has been called for the following purposes: (i) to elect three (3) Class II
     Directors to serve for a term of three (3) years each; and one (1) Class I Director to serve for a term of two (2) years; (ii) to approve an amendment to the 1997 Equity Participation Plan of Rentrak
     Corporation to increase the aggregate number of shares of Common Stock that may be issued thereunder from 1,100,000 shares to 1,600,000 shares; (iii) to hear and consider reports from certain officers of the Company; and (iv) to transact such other business as may properly come before the meeting or any adjournments thereof. Section 2.3.1 of the Company's
     1995 Restated Bylaws, as amended, sets forth procedures to be followed for introducing business at a shareholders meeting.

          All shares represented by the enclosed proxy, if received prior to the meeting, will be voted in the manner specified by the shareholder. To the extent that a proxy is submitted without specification, the shares represented by the proxy will be voted FOR each Director nominee and FOR approval of the amendment to the 1997 Equity Participation Plan of Rentrak Corporation.

          The Company has no knowledge of any other matters to be presented at the Annual Meeting. In the event that other matters do properly come before the Annual Meeting in accordance with the Company's
     1995 Restated Bylaws, the persons named in the proxy will vote such proxy in accordance with their judgment on such matters.


     REVOCATION OF PROXIES

          The execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder may revoke their proxy either by giving written notice of such revocation to the Secretary of the Company at its principal executive offices at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, prior to the Annual Meeting, or by revoking the proxy in person at the Annual Meeting. A proxy may also be revoked upon the Company's timely receipt of a properly executed, later dated proxy covering the same shares as the earlier proxy.


     SOLICITATION OF PROXIES

          Proxies in the form enclosed with this Proxy
     Statement are being solicited by the Company's Board of Directors for use at the Annual Meeting. The two persons named as proxies therein have been selected by the Board of Directors and will vote all shares for which valid proxies are granted to them. Unless otherwise specified in the proxy, the proxy will be voted to ELECT as Directors all of the nominees listed under Proposal 1 below and to APPROVE the amendment to the 1997 Equity Participation Plan of Rentrak Corporation.

          The cost of soliciting proxies for the Annual
     Meeting will be borne by the Company. In addition to solicitation by mail, Directors, officers and employees of the Company may solicit proxies from shareholders of the Company, personally or by telephone or telegram, without receiving any additional remuneration. The Company has asked brokerage houses, nominees and other fiduciaries to forward soliciting materials to beneficial owners of the Company's Common Stock and will reimburse all such persons for their expenses. In addition, the Company reserves the right to use the services of an independent proxy solicitation firm to assist with the solicitation of proxies. If the services of an independent proxy solicitation firm are used, the cost is estimated not to exceed $35,000.


     2000 SHAREHOLDER PROPOSALS

          The deadline for shareholders to submit
     proposals to be considered for inclusion in the Proxy
     Statement for the 2000 Annual Meeting of Shareholders is April 25, 2000. To be considered at the 2000
     Annual Meeting of Shareholders, Section 2.3.1 of the
     Company's 1995 Bylaws, as amended, requires shareholders to deliver notice of all proposals, matters and other business to the Company's principal executive office no later than sixty (60) calendar days (June 24, 2000) and no earlier than ninety (90) calendar days (May 25, 2000) prior to the first anniversary of the 1999 Annual Meeting.


     VOTING SECURITIES

          Only holders of record of the Company's Common
     Stock on June 23, 1999, the record date fixed by the Board of Directors for the Annual Meeting, are entitled to notice of, and to vote at, the Annual
     Meeting and any adjournments thereof. On June 23, 1999, 10,441,699 shares of the Company's Common
     Stock, .001 par value, were outstanding and held of record by approximately 352 shareholders of record.
     All outstanding shares of the Company's Common Stock are to be voted as a single class, and each share of the Company's Common Stock is entitled to one vote.
     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock constitutes a quorum.

          Assuming the existence of a quorum, the
     affirmative vote of a plurality of the votes cast at
     the Annual Meeting, in person or by proxy, will be
     required to elect persons to the Board of Directors.
     Abstention from voting and broker non-votes will have
     no effect on the outcome of the election of
     Directors.  Holders of Common Stock are not entitled
     to cumulate their votes in the election of Directors.
     As a result, the holders of more than 50% of the
     shares voting for the election of Directors can elect
     all of the Directors if they choose to do so.
     Assuming the existence of a quorum, the affirmative
     vote of a majority of the votes cast at the Annual
     Meeting, in person or by proxy, will be required to
     approve the amendment to the 1997 Equity
     Participation Plan of Rentrak Corporation.  With
     respect to shares relating to any proxy as to which a
     broker non-vote is indicated on a proposal, those
     shares will not be considered present and entitled to
     vote with respect to the amendment.   Therefore, each
     abstention or broker non-vote will have the same effect as a vote against such amendment.


                    PROPOSAL 1: ELECTION OF DIRECTORS

          The Company's 1995 Restated Bylaws provide that the Board of Directors, presently consisting of nine
     Directors, be divided into three classes, Class I, Class II and Class III, with each class to be as nearly equal in number as possible. At the Annual
     Meeting, the shareholders are being asked to elect three (3) Class II Directors, Messrs. Skipper
     Baumgarten, Muneaki Masuda and Stephen Roberts for a term of three (3) years each; and one (1) Class I
     Director, Mr. Takaaki Kusaka for a term of two (2) years. Each Director will hold office until the annual meeting at which his term expires and until his successor is duly elected and qualified. If vacancies occur, the Board of Directors may elect a replacement to serve for the remainder of the unexpired term.

          The Board of Directors believes that each nominee will be available to serve as a Director.
     However, if any nominee is not a candidate on the date of the Annual Meeting or otherwise declines to or cannot serve as a Director, the proxy will be voted for such other person or persons as the Board of Directors may recommend. Proxies cannot be voted for more than four (4) nominees.

          The Board of Directors recommends a vote FOR the election of each of the following Director nominees.



     NOMINEES AS CLASS II DIRECTORS (TERMS EXPIRE IN 2002)

          SKIPPER BAUMGARTEN (52).  Since 1990, Mr.
     Baumgarten has served as President of Surety
     Associates Holding Company. Mr. Baumgarten also serves as CEO and Chairman of the Board of American
     Contractors Indemnity Co., Los Angeles, California, an insurance company. Mr. Baumgarten has been a Director of the Company since February 1998.

          MUNEAKI MASUDA (48).  Mr. Masuda founded Rentrak
     Japan, a joint venture formed with Culture
     Convenience Club Co., Ltd. ("CCC"). The Company currently owns a ten percent equity interest in Rentrak Japan and CCC's parent company is the controlling stockholder. Since founding CCC, Mr.
     Masuda has served as President except for the period from October, 1996, through February, 1999, when he served as Chairman. Until February, 1999, Mr. Masuda also served as President of DIRECTV Japan. Mr.
     Masuda has been a Director of the Company since
     August 1990.  Pursuant to a Common Stock Purchase
     Agreement between the Company and CCC, entered into as of December 20, 1989, the Company's Board of
     Directors is required, subject to fiduciary obligations to all shareholders, to nominate Mr.
     Masuda, CCC's designee, as a Director and use its best efforts to vote in favor of Mr. Masuda those shares for which the Company's management and Board hold proxies or are otherwise entitled to vote. Mr.
     Masuda is also a Director of GAGA Communications, Digital Hollywood and Rentrak Japan. Until November,
     1998, Mr. Masuda also served as a Director of BlowOut
     Entertainment, Inc.

          STEPHEN ROBERTS (61). In July 1990, Mr. Roberts formed R&G Video, which acquired the home video rights for the New World film library. Mr. Roberts is President of the S. Roberts Co., R&G
     Communications and R&G Video LP. Mr. Roberts is a member of the Academy of Motion Pictures Arts and Sciences, the Academy of Television Arts and
     Sciences, and a former Director of the Motion Picture
     Association of America.  Mr. Roberts is a Director of
     College Television Network and of Rentrak Japan.  Mr.
     Roberts has been a Director of the Company since
     December 1988 and currently serves as a consultant to the Company.

     NOMINEE AS CLASS I DIRECTOR (TERM EXPIRES IN 2001)

          TAKAAKI KUSAKA (46).   Since April, 1991, Mr.
     Kusaka has served as President and as a Director of Rentrak Japan. The Company currently owns a ten percent equity interest in Rentrak Japan. Mr. Kusaka has also served as Chairman of BlowOut Japan and Top
     Share Co., Ltd., since April, 1997. Mr. Kusaka is currently a Class I Director, having been elected by the Board of Directors in June, 1999, to fill the new
     Class I seat created when the Board of Directors increased the number of Directors from eight to nine.
     Under the Company's 1995 Restated Bylaws, as amended,
     Directors such as Mr. Kusaka, who are elected by the Board of Directors to fill a newly created seat, may serve only until the Company's next Annual Meeting of Shareholders. For this reason, Mr. Kusaka's current term expires on the date of the Annual Meeting, while the terms of the Company's other Class I Directors do not expire until the date of the Company's 2001
     Annual Meeting of Shareholders.

     DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

          The remaining Class I and Class III Directors whose terms have not yet expired and are therefore not standing for election this year are as follows:

     CLASS I DIRECTORS (TERMS EXPIRE IN 2001)

          PRADEEP BATRA (53).  Since February 1985,  Mr.
     Batra has served as President of Unique Business
     Systems (UBS), a vertical market software developer.
     Among other things, UBS develops and markets POS software which is used by retailers of the Company to capture transaction activity which is reported to the Company. UBS has a POS vendor agreement with the Company. Mr. Batra also serves as a Director of UBS.
     Mr. Batra has been a Director of the Company since
     February 1998.

          RON BERGER (51).  Since founding the Company in
     1977, Mr. Berger has served as President and Chief
     Executive Officer of the Company, except for brief periods in other positions in 1981 and 1984. Since
     September 1984, he has also served as the Company's
     Chairman of the Board. Mr. Berger also serves as Chairman and a Director of Rentrak Japan K.K., and as a Director of Rentrak UK, Rentrak Canada, and BlowOut
     Video Holding Company. Mr. Berger is a member of the Board of Directors of American Contractors Indemnity
     Co., Los Angeles, California, the Video Software
     Dealers Association, Fast Forward Foundation, and the
     Board of Trustees of The Nature Conservancy of
     Oregon.

     CLASS III DIRECTORS (TERMS EXPIRE IN 2000)

          JAMES JIMIRRO (62). Since 1986, Mr. Jimirro has been the Chairman of the Board of Directors, President and Chief Executive Officer of J2
     Communications, a program supplier to the Company.
     Mr. Jimirro has been a Director of the Company since
     November 1990.  Since April 1998, he has served as
     Chairman of the Board and a Director of Rentrak UK.

          BILL LEVINE (79). In January 1988, Mr. LeVine founded and became President of LeVine Enterprises, Inc., an investment firm. Mr. LeVine also serves as a Director of Mellon West Coast Bank, B.C.T. Inc.,
     Fort Lauderdale, Florida, Fast Frame of Los Angeles and American Contractors Indemnity Co., Los Angeles,
     California. Mr. LeVine has been a Director of the Company since April 1985.

          HERBERT FISCHER (60). Since 1990, Mr. Fischer has served as President or Chairman of Mediacopy, a company that duplicates video cassettes for major movie studios. Mr. Fischer has been a Director of the Company since February 27, 1997.

          See "CERTAIN RELATIONSHIPS AND TRANSACTIONS" for a discussion of certain agreements and relationships between the Company and its Directors.


     COMMITTEES AND MEETINGS OF THE BOARD

          The Board of Directors has a Compensation
     Committee and an Audit Committee. The Board does not have a nominating committee.

          The Compensation Committee was comprised of Skipper Baumgarten, Herbert Fischer and Bill LeVine and was responsible for evaluating the performance of the Company's management and determining the method of compensating the Company's salaried employees.
     During the fiscal year ended March 31, 1999, the Compensation Committee held three (3) meetings.

          The Audit Committee was comprised of Pradeep
     Batra, James Jimirro and Bill LeVine and was responsible for evaluating the integrity of the Company's financial reporting to shareholders.
     During the fiscal year ended March 31, 1999, the Audit Committee held four (4) meetings.

          During the fiscal year ended March 31, 1999, there were four (4) regular meetings of the Company's
     Board of Directors which were held in person, and eight (8) special meetings which were conducted by telephone conference call. While in office, each Director attended at least 75 percent of the total number of meetings held by the Board of Directors and the committees of the Board of Directors on which he served during the fiscal year ended March 31, 1999 except for Muneaki Masuda, who attended 50 percent of the Company's Board meetings. The Board of Directors also took action pursuant to one unanimous written consent in fiscal 1999.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
     EXCHANGE ACT OF 1934

          Section 16(a) of the 1934 Act requires the Company's Directors and executive officers and persons who beneficially own more than ten percent of the outstanding shares of the Company's common stock
     ("ten percent shareholders"), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company. To the Company's knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company's officers, Directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements except as follows: Messrs. Batra, Baumgarten, Berger, Fischer, Jimirro, LeVine, Masuda and Roberts each failed to timely report on Form 5 an option grant received in Fiscal 1999. Each of these individuals has since filed the required Form 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND DIRECTORS

The following table sets forth, as of May 28, 1999, information furnished to the Company with respect to the ownership of the Company's Common Stock by each of the Company's Directors and nominees to the Board of Directors, the Chief Executive and the named executive officers, all officers and Directors as a group, and each person
(including any group) known by the Company to be beneficial owner of more than 5% of the Company's Common Stock.

                                                     Amount and
                                                      Nature of      Percent
                                                     Beneficial     Of Shares
Name and Address of Beneficial Owner  (1)             Ownership     Outstanding

Pradeep Batra                                            14,500 (2)       *
Skipper Baumgarten                                       40,000 (2)       *
Ron Berger                                            1,654,270 (3)    14.14%
F. Kim Cox                                              306,498 (4)     2.86%
Herbert Fischer                                          25,000 (5)       *
Marty Graham                                             64,539 (6)       *
Jim Jimirro                                              38,486 (7)       *
Bill Levine                                             447,511 (5)     4.28%
Michael Lightbourne                                      66,000 (8)       *
Muneaki Masuda                                        1,034,459 (9)     9.88%
Stephen Roberts                                         122,118 (10)    1.16%
Amir Yazdani                                             70,906 (11)      *

All Officers and Directors as a group (16 persons)    4,006,740 (12)   32.05%

Culture Convenience Club Co., Ltd.                      390,000 (13)    3.74%
1-4-70 Shiromi, 16th Floor
Chuo-ku, Osaka 540, Japan

Rentrak Japan, K.K                                      614,000 (14)    5.88%
4-20-3 Ebisu
Shibuya-Ku, Tokyo 150, Japan

Blockbuster Videos, Inc.                              1,000,000 (15)    8.74%
1201 Elm Street
Dallas, Texas  75270

Walt Disney Company                                   1,543,203 (16)   12.88%
500 South Buena Vista St.
Burbank, CA

(*)  Less than 1.00%.
(1) The address of each of the directors is the Company's address, One Airport Center, 7700 N.E. Ambassador Place,
     Portland, Oregon 97220.
(2) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(3)  Includes 37,200 shares of Common Stock held by Mr.
     Berger's parents and 1,259,912 shares of Common Stock subject to options exercisable within 60 days of the date of the table. Mr. Berger disclaims beneficial ownership of all shares held by his parents.
(4) Includes 293,780 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(5) Includes 15,000 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(6) Includes 64,535 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(7) Includes 33,066 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(8) Includes 66,000 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(9) Mr. Masuda is an officer and controlling shareholder of Culture Convenience Club Co., Ltd. and So-Tsu Company.
     So-Tsu Company and Mr. Masuda are controlling shareholders of Rentrak Japan, K.K. Includes 390,000 shares owned by Culture Convenience Club, Ltd., and 614,000 shares owned by Rentrak Japan, K.K. Also includes 25,839 shares of Common Stock exercisable within 60 days of the date of the table.
(10) Includes 85,136 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(11) Includes 68,995 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(12) Includes 2,061,542 shares of Common Stock subject to options exercisable within 60 days of the date of the table.
(13) As indicated in footnote 9 to this table, these shares are beneficially owned by Muneaki Masuda, a Director of the Company and controlling shareholder of Culture Convenience Club Co., Ltd.
(14) As indicated in footnote 9 to this table, these shares are beneficially owned by Muneaki Masuda, a Director of the Company and controlling shareholder of Rentrak Japan, K.K.
(15) Includes 1,000,000 shares of Common Stock subject to warrants exercisable within 60 days of the date of the table.
(16) Includes 1,543,203 shares of Common Stock subject to warrants exercisable within 60 days of the date of the table.

Unless otherwise indicated in the notes to the foregoing table, beneficial ownership of each of the shares of Common
Stock listed in the foregoing table is comprised of sole voting power and sole investment power.


EXECUTIVE OFFICERS

The following table identifies the executive officers of the Company as of March 31, 1999, the age of each executive officer, the positions they hold, the year in which they began serving in their respective capacities, and their past business experience:

                  Position       Current Position(s)
                   Held           with Company and
Name          Age  Since          Past Business Experience


Ed Barnick    42   1992       Vice President,
                              Distribution.  Distribution
                              Director from 1988 until
                              January 1, 1992.  Prior to
                              joining the Company in May of
                              1988, Mr. Barnick served as
                              Distribution Manager for
                              Bergen Brunswig Medical and
                              was employed with both Payless
                              Northwest Distribution Center
                              and United Parcel Service.

Ron Berger    50   1984       President, Chief
                              Executive Officer and Chairman
                              of the Board; Since founding
                              the Company in 1977, Mr.
                              Berger has served as President
                              and Chief Executive Officer,
                              except for brief periods in
                              other positions in 1981 and
                              1984.  Since September 1984,
                              he has also served as the
                              Company's Chairman of the
                              Board.  Mr Berger also serves
                              as a member of the following
                              Boards of Directors: Rentrak
                              Japan K.K.; Rentrak UK;
                              Rentrak Canada; Blowout Video
                              Holding Company; American
                              Contractors Indemnity Co.;
                              Video Software Dealers
                              Association; Fast Forward
                              Foundation; and The Nature
                              Conservancy of Oregon.

F. Kim Cox     46   1995      Executive Vice
                              President, Chief Financial
                              Officer, Secretary, Treasurer;
                              From 1991 until 1995, Mr. Cox
                              served as Executive Vice
                              President - Strategic
                              Planning, Secretary,
                              Treasurer; From 1985 until
                              June 1, 1991, Mr. Cox served
                              as Chief Financial Officer and
                              Vice President of Finance.
                              Prior to joining the Company
                              in 1985, Mr. Cox was a
                              practicing attorney with the
                              firm Garvey, Schubert, Adams &
                              Barer from 1983 to 1985, and
                              with the firm of McClaskey &
                              Greig from 1980 to 1983.
                              Prior to that, Mr. Cox
                              practiced accounting with the
                              firm Arthur Andersen & Co.

Marty Graham    41   1991     Vice President,
                              Product Development.  Prior to
                              joining the Company in October
                              of 1988 as  Director of
                              Product Development, Mr.
                              Graham served as General
                              Manager and Secretary/
                              Treasurer of Pacific Western
                              Video Corporation since 1984,
                              which owns and operates two
                              video retailer outlets, both
                              of which participate in the
                              Company's PPT Program.

Michael
Lightbourne    52   1997      Executive Vice
                              President.  Mr. Lightbourne
                              was Senior Vice President,
                              Marketing from 1992 to 1996,
                              and served as Vice President,
                              Marketing from 1991 to 1992.
                              Prior to joining the Company
                              as Director of Sales in
                              September of 1988, Mr.
                              Lightbourne was President and
                              founder of MRL Enterprises, a
                              sales and marketing consulting
                              firm which he began in 1982.

Richard Nida   52   1998      Vice President,
                              Investor Relations.  Prior to
                              joining the Company in 1998,
                              Mr. Nida was Director of
                              Corporate Communications and
                              Investor Relations for Payless
                              ShoeSource from 1988 to
                              August 1998.

Carolyn Pihl   41   1998      Vice President,
                              Finance, Chief Accounting
                              Officer.  From May 1996 until
                              February 1998, Ms. Pihl served
                              as Chief Accounting Officer.
                              Prior to joining the Company
                              in 1996, Ms. Pihl was a Senior
                              Manager in the Audit and
                              Business Advisory Group with
                              Arthur Andersen & Co. from
                              1991 to 1996.

Christopher
 Roberts       31  1994       Vice President,
                              Sales.  Prior to becoming Vice
                              President, Sales, Mr. Roberts
                              was National Director of Sales
                              for the Company, a position he
                              held since September 1992.

Amir Yazdani   39  1993       Vice President,
                              Management Information
                              Systems.  Prior to becoming
                              Vice President, Management
                              Information Systems, Mr.
                              Yazdani served as the
                              Company's Director of
                              Management Information
                              Systems.

EXECUTIVE COMPENSATION

The following table sets forth for the fiscal years ended
March 31, 1999, 1998 and 1997, all compensation earned by the Chief Executive Officer and the four highest paid executive officers whose salary and bonus for the last completed fiscal year exceeds $100,000 (the Named Executive
Officers).

   SUMMARY COMPENSATION TABLE

                                               Annual Compensation

                                                                      Other
                          Fiscal Year                               Annual
Name and                     Ended                      Bonus       Compen-
Principal Position         March 31,    Salary ($)       ($)      sation ($)

Ron Berger, President         1999           405,540            0            0
and Chief Executive           1998           408,972       62,258            0
Officer                       1997           349,393      268,665            0

F. Kim Cox,  Executive        1999           181,136            0            0
Vice President, Chief         1998           198,397       62,824            0
Financial Officer             1997           187,344       21,000            0

Marty Graham,  Vice           1999           140,083       15,000            0
President, Product            1998           137,371        5,000            0
Development                   1997           102,685       10,000            0

Michael Lightbourne,          1999           178,037            0            0
Executive Vice President      1998           200,239       89,000            0
                              1997           100,159        5,000            0

Amir Yazdani, Vice            1999           179,998            0            0
President, Information        1998           187,127       10,000            0
Systems                       1997           142,549       15,000            0

                                        Long-Term Compensation
                                          Awards                    Payouts

                                 Restricted   Securities
                   Fiscal Year      Stock     Underlying  LTIP     All Other
Name and               Ended       Award(s)     Options/  Payouts   Compen-
Principal Position   March 31,        ($)       SARs (#)   ($)     sation ($)(2)

Ron Berger, President    1999          0      510,481       0           94,915
and Chief Executive      1998          0            0       0           31,241
Officer                  1997          0            0       0          125,435

F. Kim Cox,  Executive   1999          0       63,805       0            6,065
Vice President, Chief    1998          0            0       0            8,195
Financial Officer        1997          0            0       0            4,899

Marty Graham,  Vice      1999          0            0       0            4,032
President, Product       1998          0       35,000       0            6,110
Development              1997          0            0       0            1,500

Michael Lightbourne,     1999          0            0       0            7,987
Executive Vice President 1998          0      170,000       0            4,251
                         1997          0            0       0            3,533

Amir Yazdani, Vice       1999          0            0       0            3,053
President, Information   1998          0       10,000       0            3,711
Systems                  1997          0            0       0            3,788


(1) Includes one option for 10,000 shares subject to antidilution adjustment following the spin-off of Blowout Entertainment, Inc. in fiscal 1997. Such adjustment did not change the aggregate exercise price of the outstanding option.

(2) Amounts disclosed in this column reflect the following matching contributions during fiscal 1999 on behalf of the named executives with regard to Rentrak's 401-K plan: Ron Berger $1,500, F. Kim Cox $1,500, Marty Graham $1,500, Michael Lightbourne $1,500 and Amir
     Yazdani $1,500. The Company also made payments to supplemental disability and life insurance plans during fiscal 1999 for the following named executives:
     Ron Berger $86,874, F. Kim Cox $4,565, Marty Graham $2,532, Michael Lightbourne $6,487 and Amir Yazdani
     $1,553.  In addition, other compensation for Ron
     Berger includes lease and maintenance
     payments on automobile.

 STOCK OPTION AWARDS

The following table sets forth information concerning stock option grants to the Named Executive Officers during the fiscal year ended March 31, 1999. The Company did not grant any stock appreciation rights to the Named Executive
Officers during such fiscal year.

OPTIONS/SAR GRANTS IN FISCAL 1999



                     Individual Grants
                         Number of          % of Total
                         Securities        Options/SARs   Exercise
                         Underlying         Granted to    or Base
                        Options/SARs       Employees in    Price    Expiration
Name                    Granted (#) (1)     Fiscal Year     ($/Sh)      Date
Ron Berger                      355,560           36.68%    5.219    08/24/2008
                                154,921           16.85%    5.469    06/08/2008
F. Kim Cox                       44,440            4.83%    5.219    08/24/2008
                                 19,365            2.11%    5.469    06/08/2008
Marty Graham                          0               0         0            0
Michael Lightbourne                   0               0         0            0
Amir Yazdani                          0               0         0            0



OPTIONS/SAR GRANTS IN FISCAL 1999-continued-

                          Potential Realizable Value
                          at Assumed Annual Rates
                          of stock Price Appreciation
                             for Option Term
                                    5%                10%

Ron Berger                           $1,167,019      $2,957,456
                                       $532,839      $1,350,319
F. Kim Cox                             $145,861        $369,640
                                        $66,604        $168,789
Marty Graham                                  0               0
Michael Lightbourne                           0               0
Amir Yazdani                                  0               0

(1)  The stock options vest 20% per year over a period of 5 years.


STOCK OPTION EXERCISES

 The following table sets forth information concerning stock option exercises by the Named Executive Officers during the fiscal year ended March 31, 1999, and the value of in-the-money options (i.e., options in which the market value of Rentrak Common Stock exceeds the exercise price of the options) held by such individuals on March 31, 1999. No stock appreciation rights ("SAR's") have been granted to, or are currently held by, the Named Executive Officers. The value of the in-the-money options is based on the difference between the exercise price of such options and the closing price of Rentrak Common Stock on March 31, 1999, which was $2.81. The value realized on exercised options is based on the difference between the exercise price for the options and the closing price of Rentrak Common Stock on the date of exercise.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

                                  Number of  Securities    Value of Unexercised
                                  Underlying Unexercised   In-the-Money Options
               Shares             Options/SARs at FY-End   at FY-End ($)
            Acquired on  Value
              Exercise  Realized (#) Exercisable/           Exercisable/
      Name      (#)       ($)    Unexercisable              Unexercisable

 Ron Berger          0       0    1,012,325 /  727,084           0 /  0
 F. Kim Cox     10,714   8,620      242,795 /  142,082      42,221 /  0
 Marty Graham        0       0       59,535 /   24,000           0 /  0
 Michael
    Lightbourne      0       0       34,000 /  136,000           0 /  0
 Amir Yazdani    1,355   3,190       65,035 /   12,492      18,637 /  0


     COMPENSATION OF DIRECTORS

     The Company compensates Directors, other than employees who are Directors, for their services by payment of $500 for each Board meeting attended and $500 for each telephone conference Board meeting. In addition, each non-employee Director is paid an annual board fee of $25,000. The Company also reimburses Directors for their travelexpenses for each meeting attended in person. During fiscal year
     1999, each non-employee Director was granted an option to acquire 5,000 shares of the Company's
     Common Stock pursuant to the Company's Amended and Restated Directors Stock Option Plan. Beginning
     April 1, 1999, automatic grants of options to non-employee Directors will occur annually under the Company's 1997 Equity Participation Plan of Rentrak
     Corporation. On April 1 of each year, the following additional options will be granted: (i) an option to purchase 10,000 shares of the Company's Common Stock to each non-employee Director of the Company; and
     (ii) an option to purchase 2,500 shares of the Company's Common Stock to any non-employee Chairman of the Board and to each non-employee Committee
     Chairman.

     EMPLOYMENT AGREEMENTS

     RON BERGER. Effective April 21, 1998, the Company entered into a five year employment agreement with Mr. Berger under which Mr. Berger is employed as the Chairman of the Board of Directors, Chief Executive
     Officer and President of the Company. Under the agreement, Mr. Berger is to receive an annual base salary of $400,000 through March 31, 1999, subject to increases on April 1 of each year during the term of the agreement of the greater of four percent (4%) or the change in the Consumer Price Index for the preceding year. If Mr. Berger is terminated for certain reasons other than for "cause," as defined in the agreement, he is entitled to receive all of the compensation set forth in the agreement for the remaining term of the agreement. If Mr. Berger is terminated for cause, he will receive only the full amount of all compensation accrued as of the date of termination. In the event of a "change of control" of the Company, as defined in the agreement, Mr.
     Berger may elect to receive severance equal to the greater of: (i) the remaining compensation under the agreement; or (ii) three times the amount received in the prior fiscal year. If Mr. Berger is terminated due to his health or disability, he (or his estate or legal representative) is entitled to receive the compensation set forth in the agreement for one year following termination. The agreement expires on March 31, 2003.

     F. KIM COX. Effective April 1, 1998, the Company entered into a four year employment agreement with Mr. Cox under which he is employed as an Executive
     Vice President of the Company. Under the agreement, Mr. Cox receives an annual salary of $178,500 for the period ending March 31, 1999, $187,425 for the period ending March 31, 2000, $196,796 for the period ending
     March 31, 2001 and $206,636 for the period ending
     March 31, 2002. If Mr. Cox is terminated for certain reasons other than for "cause," as defined in the agreement, he is entitled to receive one year's base salary, subject to reduction should Mr. Cox find alternative employment of "comparable status," as defined in the agreement, or if he does not exercise his best efforts to find such employment of comparable status. If Mr. Cox is terminated for cause, he will receive only the amount of compensation accrued through the date of termination.
     If Mr. Cox is terminated due to his death or disability, he (or his legal representative) is entitled to receive all compensation accrued as of the date of termination plus a lump sum severance payment equal to 180 days' base salary. The agreement expires on March 31, 2002.

     MARTY GRAHAM. Effective May 17, 1997, the Company entered into a five year employment agreement with Mr. Graham under which he is employed as the Vice
     President, Product Development.  Under the agreement,
     Mr. Graham receives an annual salary of $130,000, with increases of $10,000 effective April 15 of each year during the term of the agreement. Mr. Graham is also entitled to receive certain cash bonuses for achieving specified objectives. If Mr. Graham is terminated for certain reasons other than for "cause," as defined in the agreement, within two years after a change of control of the Company, as defined in the agreement, he is entitled to receive the lesser of: (i) his base salary through the end of the agreement; or (ii) one year of base salary.
     If Mr. Graham is terminated due to death, his estate
     (or his legal representative) will receive in a lump sum, only the base salary amount of all compensation accrued through and including the date of termination, plus a lump sum severance of ninety (90) days base salary at the rate in effect on the date of termination. If Mr. Graham is terminated due to disability, he (or his legal representative) will receive only the base salary amount of all compensation accrued through and including the date of termination. If Mr. Graham is terminated for cause, he will receive only the base salary amount of all compensation accrued through and including the date of termination. The agreement expires on April
     15, 2002.

     MICHAEL LIGHTBOURNE.  Effective July 10, 1997, the
     Company entered into a five year employment agreement with Mr. Lightbourne under which he is employed as an Executive Vice President of the Company. Under the agreement, Mr. Lightbourne receives an annual salary of $170,000, subject to increases each year during the term of the agreement of the greater of five percent (5%) or the change in the Consumer Price
     Index for the preceding year. If the Company terminates Mr. Lightbourne without cause, he is entitled to receive the base salary accrued as of the date of termination, plus severance of all compensation payable in installments as if still employed through the end of the agreement, subject to reduction should Mr. Lightbourne find alternative employment during the severance period. If Mr.
     Lightbourne is terminated for cause, he will receive only the full amount of all compensation accrued as of the date of termination. If Mr. Lightbourne is terminated due to his death or disability, he (or his estate or legal representative), will receive in a lump sum, all compensation which would otherwise have been paid during the term of the agreement. The agreement expires on July 9, 2002.

     AMIR YAZDANI. Effective July 1, 1998, the Company entered into a three year employment agreement with Mr. Yazdani under which he is employed as the Vice
     President, Management Information Systems, of the
     Company. Under the agreement, Mr. Yazdani receives an annual salary of $178,500 for the period ending
     June 30, 1999, subject to increases on July 1 of each year during the term of the agreement of 5%. If Mr.
     Yazdani is terminated for certain reasons other than for "cause," as defined in the agreement, within two years after a change of control of the Company, as defined in the agreement, he is entitled to receive the lesser of: (i) his base salary through the end of the agreement; or (ii) one year's base salary during the current fiscal year. If the Company terminates Mr. Yazdani without cause, he is entitled to receive six months' base salary, subject to reduction should Mr. Yazdani find other employment or should he not exercise his best efforts to find such other employment. If Mr. Yazdani is terminated for cause, he will receive only the full amount of the base salary accrued through the date of termination.
     If Mr. Yazdani is terminated due to his death, he (or his estate or legal representative), will receive only the full amount of the base salary accrued through the date of termination, plus severance of ninety (90) days base salary at the rate in effect on the date of his death. If Mr. Yazdani is terminated due to disability, he (or his legal representative), will receive only the full amount of the base salary accrued through the date of termination. During the period of disability, but prior to termination of employment, Mr. Yazdani will receive all compensation as set forth in the agreement. The agreement expires on June 30, 2001.

     REPORT OF THE COMPENSATION AND STOCK OPTION
     COMMITTEES ON THE COMPENSATION OF THE CHIEF EXECUTIVE
     OFFICER AND ALL EXECUTIVE OFFICERS

          The "Report of the Compensation Committee on the Compensation of the Chief Executive Officer and All
     Executive Officers" shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities
     Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          The Compensation Committee of the Company determines the compensation of all executive officers of the Company, including Ron Berger, the Company's
     Chairman of the Board and Chief Executive Officer.
     Compensation decisions for all executive officers of the Company are based on the Company's executive compensation philosophy. This compensation philosophy has four primary principles: (i) link executive compensation to the creation of sustainable increases in shareholder value; (ii) provide executive compensation rewards contingent upon organizational performance; (iii) differentiate compensation based on individual executive contribution; and (iv) encourage the retention of a sound management team.

          To implement this philosophy, the Compensation
     Committee structures executive compensation by employing three primary components - annual salary, performance bonuses and a long-term incentive program consisting of stock option grants. Ownership of shares of the Company's Common Stock by executives is encouraged and forms a significant component of the total executive compensation package. The higher the position of the executive, the greater the percentage his compensation is likely to consist of long-term incentive programs. In addition, the Compensation
     Committee looks to competitive factors in the development of total executive compensation packages.


                  Annual Salary and Performance Bonuses

          The Compensation Committee fixes the yearly salary of each executive officer. The yearly salary reflects the level of duties and responsibilities of the executive officer, the executive officer's experience and prior performance, industry practices and the financial performance of the Company in both absolute and relative terms. Salaries are reviewed annually by the Compensation Committee and are increased when warranted by executive performance and competitive practices. In establishing various compensation levels for executive officers, including the Chief Executive Officer, the Compensation
     Committee took into account the revenues generated by domestic PPT, management's commitment to developing new products and management's effort to diversify its business within the video industry.

          The Compensation Committee also awards
     performance bonuses. Performance bonuses, if earned, are generally paid once the Company's fiscal year end results are known. Performance bonuses are based upon: (i) the executive officer's performance against individual goals; (ii) the performance of the executive officer's unit within the Company against that unit's goals; and (iii) the performance of the Company against Company goals. Goals vary from year to year and from unit to unit and, with regard to executive officers, usually include both quantitative and qualitative factors. In fixing the bonuses for fiscal 1999, quantitative goals evaluated by the Compensation Committee included goals based on specific profit targets. Qualitative goals included goals based on strategic positioning and business development.

          From time to time, the Compensation Committee has awarded one-time bonus payments to certain executive officers as a result of extraordinary circumstances, such as the consummation of financing or the attainment of special unit goals.

                       Long-Term Incentive Program

          Stock option grants are used to motivate employees to focus on the Company's long-term performance, and the Company has long maintained stock option plans for all qualified employees, including all executive officers. The Compensation
     Committee fixes the terms and the size of the grants of stock options to all recipients, including all executive officers. The size of the grants is based upon the employees' duties, responsibilities, performance, experience and anticipated contribution to the Company.

          The Compensation Committee typically awards stock options to executive officers on an annual basis in the exercise of their discretion.
     Additional grants may be made in the event of an executive officer's promotion. In fiscal 1999, the Company granted options to purchase 574,286 shares of Rentrak Common Stock to executive officers of the Company.

     Compensation of Ron Berger, Chairman of the Board and Chief
     Executive Officer

          Ron Berger has served as Chairman of the Board and Chief Executive Officer of the Company since
     September 1984. In fixing salary and target bonus levels, as well as determining the size of any stock option grants, the Compensation Committee reviewed the financial performance of the Company, including revenue and profit levels as compared to the Company's performance goals. In addition, the Compensation Committee reviewed the following factors: Mr. Berger's performance as Chairman of the Board and Chief Executive Officer, his importance to the Company, and the successful implementation of the Company's strategic goals and the compensation packages of chief executive officers of other comparably sized companies.

          In fiscal 1999, Mr. Berger was not awarded a bonus. He was awarded an option to purchase 510,481 shares of Rentrak Common Stock.


     By:  The Compensation Committee:

        Skipper Baumgarten       Herbert Fischer   Bill LeVine


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
     PARTICIPATION

          During fiscal 1999, the Compensation Committee had the following members: Skipper Baumgarten, Herbert Fischer and Bill LeVine.

          Ron Berger is a director of American Contractors
     Indemnity Co., a company for which Skipper
     Baumgarten, a director of the Company, serves as Chief Executive Officer. Mr. Baumgarten is a member of the Company's Compensation Committee. Ron Berger is also Chairman of the Board of Directors of Rentrak
     Japan, a company for which Takaaki Kusaka, a director of the Company, serves as President. Mr. Kusaka does not serve on the Company's Compensation Committee.


     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN OF
     RENTRAK CORPORATION NASDAQ MARKET INDEX AND PEER
     INDUSTRY GROUP.

          The Chart on page 21 compares the five year cumulative total return on Rentrak's Common Stock with that of the NASDAQ Market index and a peer industry group. This graph assumes $100 was invested on April 1, 1994 in the Company's Common Stock, the
     NASDAQ market index and the peer group index and that any dividends were reinvested. The peer group is composed of: 800-JR Cigar Inc., Action Performance
     Cos, Addvantage Media Grp Inc., Advanced Marketing
     Svcs, Amway Asia Pacific Ltd., Amway Japan Ltd., BCT
     International Inc., Boyd's Collection Ltd, Brass
     Eagle Inc., Business Resource Group, Celebrity Inc.,
     Central European Dist., Daisytek Internat Corp.,
     Danka Business Syst Adr., Department 56 Inc., DSI
     Toys Inc., Educational Developmnt CP., Enesco Group
     Inc., Envirosource Inc., Euro Tech Holdings Ltd.,
     Fibermark Inc., Finishmaster Inc., Fistcom Corp.,
     Handleman Co., Las Vegas Disc Golf&Ten., Leading Edge
     Packaging., Maxco Inc., Mikasa Inc., Navarre Corp.,
     Noodle Kidoodle Inc., Platinum Entertainment.,
     Precept Business Svcs A., Racing Champions Corp.,
     Radica Games Ltd., SCP Pool Corp., Sodak Gaming Inc.,
     Swiss Army Brands Inc., Toymax Internat Inc., U.S.A.
     Floral Prdcts Inc., Unisource Worldwide Inc., United
     Stationers Inc.

          The following Chart shall not be deemed
     incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.




        COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG
       RENTRAK CORPORATION, PEER GROUP INDEX AND NASDAQ
                         MARKET INDEX


       Measurement
         Period       Rentrak Corp.     Peer Group     NASDAQ Market
      (Fiscal Year                                         Index
        Covered)

     Measurement
        PT-3/31/94         $100.00         $100.00         $100.00
        3/31/95            $130.00         $112.52         $106.09
        3/31/96            $105.00         $147.12         $142.70
        3/31/97            $ 55.00         $122.18         $159.64
        3/31/98            $190.00         $127.35         $241.26
        3/31/99            $ 56.25         $ 80.22         $315.28




     PROPOSAL 2:  ADOPTION OF AMENDMENT TO THE 1997
                  EQUITY PARTICIPATION PLAN OF RENTRAK
                  CORPORATION

     INTRODUCTION

          At the Annual Meeting, the Company's
     shareholders are being asked to approve an amendment to the 1997 Equity Participation Plan of Rentrak
     Corporation (the "Plan"). The Board of Directors initially approved the Plan on February 27, 1997, and the Company's shareholders approved the Plan at the 1997 Annual Meeting of Shareholders. As of April 1,
     1999, all shares of the Company's Common Stock authorized for issuance under the Plan had either been issued or been made subject to outstanding options or other awards granted thereunder.
     Accordingly, the Board of Directors approved an amendment to the Plan (the "Amendment") to increase the aggregate number of shares that may be issued under the Plan from 1,100,000 shares to 1,600,000 shares. The full text of the Amendment is attached as Exhibit A to this proxy statement.

          The Board of Directors is of the opinion that the Plan and its predecessor, the 1986 Plan, have been of significant importance and benefit to the Company and its shareholders by enabling the Company to attract and retain officers and other key employees and by increasing their commitment to the Company's continued success and better aligning their economic interest with the Company and its shareholders. The Board of Directors is also of the opinion that the Plan enables the Company to attract and retain non-employee directors. In the view of the Board of Directors, the proposed Amendment will enable the Company to continue to realize the benefits of stock options.

          The Board recommends a vote FOR the approval of the amendment to the 1997 Equity Participation Plan of Rentrak Corporation.


     SUMMARY DESCRIPTION OF THE PLAN

          Eligibility

          Under the Plan, all employees (including officers) and consultants of the Company are eligible to receive stock options, restricted stock awards, performance awards, stock payments, deferred stock awards and dividend equivalents (collectively,
     "Incentive Awards"). On April 1 of each year in which the Plan is in effect, all nonemployee
     Directors of the Company will receive an automatic annual grant of stock options, and any nonemployee
     Chairman of the Board and all nonemployee Board committee Chairs will receive an additional automatic annual grant of stock options (collectively, "Director's Options"). At present, there are approximately 175 eligible employees and consultants and 8 eligible nonemployee Directors.

          Administration

          The Stock Option Committee of the Board (the
     "Committee"), or such other committee as the Board may later designate, administers the Plan with respect to Incentive Awards issuable to employees and consultants. The Committee must be comprised of two or more Directors, each of whom qualifies as both a "nonemployee Director" for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange
     Act") and an "outside Director" for purposes of Code
     Section 162(m).  Such Committee members are appointed
     by and serve at the pleasure of the Board.  The
     Committee is authorized to interpret the Plan and any agreements pursuant to which Incentive Awards are granted, to adopt rules that the Committee deems appropriate for the administration of the Plan, and to interpret, amend or revoke any such rules. Any such interpretations and rules with respect to ISOs must be consistent with Section 422 of the Code. The full Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except where such action would conflict with Rule 16b-3 of the Exchange Act or
     Section 162(m) of the Code.

          The Plan authorizes the Committee to make such adjustments as it deems necessary to preserve the economic value of outstanding and future Incentive
     Awards, if the Committee determines that an adjustment is appropriate to prevent dilution or enlargement of grantees' rights in the event of certain distributions to stockholders, extraordinary corporate transactions or other events specified in the Plan. The Committee may also take certain other action that it deems necessary and appropriate in connection with such distributions, transactions and events, including any one or more of the following:
     (i) purchase Incentive Awards; (ii) prohibit the exercise of Incentive Awards; (iii) accelerate the vesting of Incentive Awards; (iv) provide that any successor or survivor corporation shall assume the Company's obligations with respect to Incentive
     Awards; (v) adjust the number and type of shares subject to and the criteria included in Incentive
     Awards; and (vi) eliminate all restrictions and/or forfeiture provisions in connection with restricted stock or deferred stock awards.

          The full Board administers the Plan with respect to Director's Options and has the same adjustment authority as the Committee in connection with certain distributions to stockholders, extraordinary corporate transactions or other events specified in the Plan; provided, however, that the Board may not take any such action to the extent that it would be inconsistent with the applicable exemptive conditions of Rule 16b-3 under the Exchange Act.

          Securities Subject To The Plan

          At present, the Company may not issue more than 1,100,000 shares of its common stock (the "Shares") under the Plan, which Shares may be made available from the Company's authorized but unissued common stock. If the Company's shareholders approve the Amendment, then the Company may issue an additional
     500,000 Shares (for a total of 1,600,000 Shares) under the Plan. Shares subject to an Incentive Award or Director's Option that expires or is canceled, forfeited, settled in cash, or otherwise terminates without a delivery of such Shares, including Shares withheld or surrendered in payment of any exercise or purchase price of, or taxes relating to, an Incentive
     Award or Director's Option, will again be available for Incentive Awards and Director's Options under the Plan; provided, however, that no Shares may again be optioned, granted or awarded if such action would cause an ISO to fail to qualify as such.

          On June 23, 1999, the closing price per share of the Company's common stock was $3.8125.

          Stock Option Grants

          The Plan authorizes the Committee to exercise its absolute discretion in determining which employees and consultants will be granted stock options; the number of Shares to be subject to stock options granted to such employees or consultants, which amount may not exceed 400,000 Shares per person per year; whether stock options granted to employees are to be ISOs or NSOs (consultants are not eligible to receive ISOs); and the terms and conditions of such stock options. The Committee also has discretion with respect to the exercise price, vesting period and exercise period of stock options, subject to the limitations discussed below.

          The exercise price per share of ISOs and stock options intended to qualify as performance based compensation under Code Section 162(m) may not be less than 100 percent of the fair market value of a share of the Company's common stock on the date the option is granted. The exercise price of ISOs granted to an individual then owning more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary or parent thereof may not be less than 110 percent of the fair market value of a share of the Company's common stock on the date the ISO is granted. For all other options granted to employees and consultants under the Plan, including NSOs, the Committee will establish the exercise price per share, which in no event may be less than the par value of a share of the Company's common stock unless otherwise permitted by applicable state law.

          The exercise price for ISOs and NSOs granted under the Plan may be paid in cash or in outstanding shares of the Company's common stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares. The Committee may also permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any federal or state income or employment taxes incurred by reason of the option exercise.

          The Committee may exercise its discretion in establishing a vesting period or schedule, if any, for stock options granted to employees and consultants; provided, however, that unless the Committee provides otherwise, no stock option shall be exercisable by an employee or consultant who is then subject to Section 16 of the Exchange Act until six months and one day after the grant date of such stock option. The Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the vesting period of any stock option granted to an employee or consultant.

          The Committee may exercise its discretion in establishing the exercise period of any stock option granted to employees and consultants; provided, however, that ISOs may not have a term of more than ten years from the date of grant, or five years from such date if the ISO is granted to an individual then owning more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation thereof.

          As consideration for the grant of a stock option to an employee or consultant, such employee or consultant must agree to remain in the employ of or to consult for the Company or any subsidiary of the Company for a period of at least one year, or such shorter period as the Committee may establish in the stock option agreement or otherwise permit following the grant date of such option.

          Directors Options

          Under the Plan, the Board will annually grant an option to purchase ten thousand (10,000) Shares to each Independent Director of the Company. The Board will also grant an additional option to purchase two thousand five hundred (2,500) Shares to any nonemployee Chairman of the Board and to each nonemployee Committee Chairman.

          Options granted to Independent Directors
     ("Directors Options") must have an exercise price per
     share equal to 100 percent of the fair market value
     of a share of the Company's common stock on the date
     the option is granted.  The period during which the
     right to exercise a Director Option in whole or in
     part vests shall be set by the Board and the Board
     may determine that such an Option may not be exercise
     in whole or in part for a specified period after it
     is granted; provided, however,  that unless the Board
     otherwise provides in the terms of the Option or
     otherwise, no option shall be exercisable by any
     Director within the period ending six months and one
     day after the date the Option is granted.  At any
     time after grant of a Director  Option, the Board
     may, in its sole and absolute discretion and subject
     to whatever terms and conditions it selects,
     accelerate the period during which a Director Option
     vests.   In consideration of the grant of a
     Director's Option, a non-employee Director must agree to serve as a Director until the next annual meeting of the Company's shareholders.

          Award of Restricted Stock

          The Plan authorizes the Committee to select from time to time, in its absolute discretion, certain employees or consultants for an award of restricted stock. The Committee will establish the purchase price, if any, and such restrictions as the Committee determines to be appropriate, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on the duration of a recipient's employment with the Company, Company performance and individual performance. Unless the Committee otherwise provides, no share of restricted stock granted to a person subject to Section 16 of the Exchange Act may be assigned or otherwise transferred until at least six months and one day after the grant date of such restricted stock. Restricted stock may not be sold or encumbered until all restrictions terminate or expire; provided, however, that the Committee may remove any or all such restrictions on such terms and conditions as the Committee determines to be appropriate.

          Following an award of restricted stock, the Company will issue a certificate representing the subject Shares in the name of each award recipient, and the Company will hold such certificate in escrow for the employee's or consultant's account. Upon the delivery of such Shares into escrow, a restricted stockholder will have, unless otherwise provided by the Committee, all of the rights of a stockholder with respect to such Shares, subject to the restrictions in the restricted stock agreement, including the right to receive all dividends and all distributions paid or made with respect to the Shares. However, the Company retains the right to repurchase any restricted stock still subject to such restrictions immediately upon a termination of employment (as defined in the Plan) or, if applicable, upon a termination of consultantcy (as defined in the Plan) between the restricted stockholder and the Company, with a cash price per share equal to the price paid by the restricted stockholder for such restricted stock. Provision may be made that no such right of repurchase will exist in the event of a termination of employment or consultantcy without cause, following a change in control of the Company, or because of the restricted stockholder's retirement, death, or disability, or otherwise.

          If the Committee intends for particular
     restricted stock awards to qualify as "performance based compensation" that is not subject to the limitation on tax deductibility imposed by Section
     162(m) of the Code, the awards will be subject to such other restrictions as may be required to so qualify. These additional restrictions must include the achievement of specific performance goals related to one or more of the following: pre-tax income;
     operating income; cash flow; earnings per share;
     return on equity; return on invested capital or assets; and cost reductions or savings. During the first 90 days of each fiscal year, the Committee must select those persons, if any, who will be granted qualifying restricted stock awards, select the performance goal or goals applicable to the fiscal period in question, establish the various targets and bonus amounts which may be earned during the fiscal period in question, and specify the relationship between the targets and amounts to be earned by each recipient. Following the completion of the fiscal period in question, the Committee must certify in writing whether the applicable performance targets have been achieved for such fiscal period. The
     Committee may, in its discretion, reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee deems relevant to the assessment of individual or corporate performance during the fiscal period in question. A qualifying restricted stock award may not cover more than 400,000 Shares per recipient per year.

          As consideration for the issuance of restricted stock, in addition to the payment of any purchase price, an employee or consultant must agree to remain in the employ of or to consult for the Company or any subsidiary of the Company for a period of at least one year after the grant date of such restricted stock.

          Performance Awards, Deferred Stock, Stock
     Payments And Dividend Equivalents

          The Plan authorizes the Committee to grant one or more "performance awards" to such employees or consultants as the Committee may from time to time select. Performance awards may be linked to the market value, book value, net profits, or other measure of the value of common stock or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee, or may be based upon the appreciation and the market value, book value, net profits or other measure of the value of a specified number of shares of common stock over a fixed period or periods determined by the Committee. In making such determinations, the Committee will consider the contributions, responsibilities and other compensation of the particular employee or consultant, and any other such factors as the Committee deems relevant in light of the specific type of award. Payment of any performance award may be made in cash, in common stock, or a combination of both, as determined by the Committee.

          The Plan also authorizes the Committee to grant an award of "deferred stock" to such employees or consultants as the Committee may from time to time select, which award entitles the recipient to receive
     Shares upon the satisfaction of any conditions the Committee may impose. The number of Shares subject to a deferred stock award will be determined by the Committee and may be linked to the market value, book value, net profits or other measure of the value of the Company's common stock or other specific performance criteria determined to be appropriate by the Committee, in each cash on a specified date or dates or over any period or periods determined by the Committee. Common stock underlying a deferred stock award will not be issued until the deferred stock award has vested. Unless otherwise provided by the Committee, a grantee of a deferred stock award shall have no right as a Company stockholder with respect to such deferred stock until such time as the award has vested and the common stock underlying the award has been issued.

          The Plan also authorizes the Committee to grant
     "stock payments" to any employee or consultant selected by the Committee in a manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the fair market value, book value, net profits or other measure of the value of common stock or other specific performance criteria deemed appropriate by the Committee, determined on the date such stock payment is made or on any date thereafter.

          The Plan also authorizes the Committee to grant
     "dividend equivalents" to any employee or consultant in connection with any other Incentive Award (other than restricted stock) granted under the Plan.
     Dividend equivalents provide an Incentive Award recipient with cash payments equal to the dividend amount paid on the number of Shares subject to unvested and/or unexercised options, unvested deferred stock awards, and unvested performance awards. Dividend equivalents are payable in cash or additional Shares in accordance with a formula and are subject to such limitations as the Committee establishes. Dividend equivalents granted with respect to stock options intended to qualify as performance-based compensation for purposes of Code
     Section 162(m) will be payable regardless of whether such stock options are exercised.

          If the Committee intends for particular
     performance awards, deferred stock awards and/or stock payments to qualify as "performance based compensation" that is not subject to the limitation on tax deductibility imposed by Section 162(m) of the Code, the awards and/or payments will be subject to such other restrictions as may be required to so qualify. These additional restrictions must include the achievement of specific performance goals related to one or more of the following: pre-tax income;
     operating income; cash flow; earnings per share;
     return on equity; return on invested capital or assets; and cost reductions or savings. During the first 90 days of each fiscal year, the Committee must select those persons, if any, who will be granted qualifying awards and/or payments, select the performance goal or goals applicable to the fiscal period in question, establish the various targets and bonus amounts which may be earned during the fiscal period in question, and specify the relationship between the targets and amounts to be earned by each recipient. Following the completion of the fiscal period in question, the Committee must certify in writing whether the applicable performance targets have been achieved for such fiscal period. The
     Committee may, in its discretion, reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee deems relevant to the assessment of individual or corporate performance during the fiscal period in question. A qualifying performance award, deferred stock award or stock payment may not cover more than 400,000 Shares per recipient per year.

          The Committee will establish, in its discretion, the exercise and vesting period of any performance award, deferred stock award, stock payment or dividend equivalent. In consideration of the grant of any performance award, deferred stock award, stock payment or dividend equivalent, the grantee must agree to remain in the employ of or to consult for the Company or any subsidiary of the Company for a period of at least one year after the grant date of such performance award, deferred stock award, stock payment or dividend equivalent (or such shorter period as the Committee shall establish in the agreement or by the Committee's action following such grant).

          Nature Of Plan Amendments That May Be Enacted
     Without Stockholder Approval

          The Board may amend or modify the Plan in any and all respects, except that the Board may not, without the approval of the Company's shareholders:
     (i) increase the maximum number of shares issuable under the Plan (except in connection with certain changes in capitalization) or modify the Award Limit;
     or (ii) take any other action that would otherwise require shareholder approval under any applicable law, regulation or rule.

          Unless sooner terminated by the Board, the Plan will, in all events, terminate ten years after the date the Board adopted the Plan. Any Incentive
     Awards or Director's Options outstanding at the time of such termination will remain in force in accordance with the provisions of the agreement and/or instruments evidencing such Incentive Awards or Director's Options.

          New Plan Benefits

          In February 1998, the Board of Directors
     authorized the Company to enter into new long-term
     employment agreements with Ron Berger, the Company's
     Chairman and Chief Executive Officer, and Kim Cox,
     the Company's Executive Vice President and Chief
     Financial Officer.  Mr. Berger and Mr. Cox have
     served as Rentrak's senior executives since 1977 and
     1985, respectively, and the Board determined that it
     was in the best interests of the Company to retain
     their services.  In connection with its approval of
     the employment agreements, the Compensation Committee
     also authorized the issuance of an option to purchase
     an aggregate 800,000 Shares to Mr. Berger and an
     option to purchase an aggregate 100,000 Shares to Mr.
     Cox.  At that time, the Company's stock price was
     $5.875 per share.   The Committee's decision was
     based on the significant benefit to the company of retaining Mr. Berger and Mr. Cox and incentivizing them to focus on the long-term performance of the Company.

          However, because at the time the Committee made this decision, there were less than 900,000 Shares available for issuance under the Plan, the Committee subsequently decided to grant such options over time.
     In June 1998, the Committee granted Mr. Berger an option to purchase 154,920 Shares of Rentrak Common
     Stock and granted Mr. Cox an option to purchase
     19,365 Shares, both at an exercise price of $5.69 per Share (the market price of the Company's stock on the date of the grant). In August 1999, the Committee granted Mr. Berger an option to purchase 355,560 and 44,440 shares respectively, both with an exercise price of $5.219 per Share (the market price of the Company's stock on the date of grant). In June, 1999, the Committee approved the Amendment to increase the number of Shares issuable under the Plan by 500,000 Shares. Assuming that the Amendment is approved by the Company's shareholders, on the date of such approval, the Committee intends to grant Mr.
     Berger and Mr. Cox options to both with an exercise price equal to the market price of the Company's
     Common Stock at the time of the grant. The actual number of options granted in fiscal 1999 would be increased above or decreased below 289,520 and 36,195, respectively, depending on the value of the options granted in 1998. The value of the options would be estimated by the Committee using the Black-
     Scholes model. For example, if the average exercise price of the options granted in 1998 is greater than $5.875, then the number of shares subject to the options granted in 1999 will be increased.
     Conversely, if the average exercise price of the options granted in 1998 is less than $5.875, the then the number of shares subject to the options granted in 1999 will be decreased. The Committee's objective in establishing this formula is to approximate the economic benefit of a one-time grant of such options to Messrs. Berger and Cox with an exercise price of $5.875 per Share.

          Federal Income Tax Consequences Of Awards
     Granted Under The Plan

          The following is a brief description of the federal income tax treatment generally applicable to ISOs, NSOs and restricted stock awards granted under the Plan, based on the federal income tax laws in effect on the date hereof. The exact federal income tax treatment of an ISO, NSO or restricted stock award will depend upon the specific nature of the grant. Because the following is only a brief summary of the federal income tax rules, grantees should not rely thereon for individual tax advice, as each taxpayer's situation and the consequences of any particular transaction will vary depending upon the specific facts and circumstances involved. Each taxpayer is advised to consult with his or her own tax advisor for particular federal, as well as state and local, income and any other tax advice.

          Incentive Stock Options. Generally, an optionee recognizes no taxable income upon the grant or exercise of an ISO that meets the requirements of Code Section 422. However, the amount by which the fair market value of the stock acquired at the time of exercise exceeds the option exercise price (the
     "spread") is taken into the account in determining the amount, if any, of the alternative minimum tax due from the optionee in the year in which the option is exercised. In addition, if the optionee exercises the option by paying the option price with shares of stock, the transfer of such stock may result in taxable income to the optionee even though the transfer itself will not affect the favorable tax treatment of the stock received as a result of exercising the option.

          If an optionee holds the stock acquired through the exercise of the option for more than two years from the date in which the option was granted and more than one year from the date on which the option was exercised, and if the optionee is an employee of the Company at all times from the date of the grant of the option through the date that is three months before the date of exercise, any gain or loss on the subsequent disposition of such stock will be taxed to such optionee as mid-term or long-term capital gain or loss equal to the difference between the consideration received upon such disposition and the option exercise price.

          Generally, if an optionee disposes of the stock received on exercise of an incentive stock option less than two years after the date the option was granted or less than one year after the date the option was exercised, then, at the time of disposition, the optionee will recognize ordinary income in the amount equal to the lesser of
     (i) the stock's fair market value on the date of exercise over the option exercise price; or (ii) the amount received for the stock over the option exercise price. Any gain in excess of this amount will be taxed as capital gain.

          To the extent that an optionee recognizes ordinary income by reason of a disqualifying disposition of stock according to the exercise of an incentive stock option, the Company generally will be entitled to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

          Non-Qualified Stock Options. NSOs are not intended to be incentive stock options under Section
     422 of the Code. An optionee does not recognize taxable income upon the grant of an NSO, provided the NSO does not have a readily ascertainable fair market value at the time of grant.

          Upon the exercise of an NSO, the optionee generally will recognize ordinary income in an amount equal to the difference between the fair market value of the stock on the date of exercise and the exercise price. However, in the event an optionee cannot sell the stock acquired on exercise of an NSO without incurring liability under Section 16(b) of the Exchange Act, or the stock is otherwise subject to a substantial risk of forfeiture, the optionee will not recognize ordinary income with respect to the issuance of the stock until such time as the optionee can sell the stock without incurring liability under
     Section 16(b) of the Act or the stock is no longer subject to a substantial risk of forfeiture unless the optionee files an election with the Internal
     Revenue Service pursuant to Section 83(b) of the Code. If such an election is made, the optionee will be taxed in the year the option is exercised on the difference between the exercise price and the fair market value of the stock at the time of exercise.
     This amount will be taxed as ordinary income.

          If no election is made pursuant to Section 83(b) of the Code, the recognition of income with respect to the exercise will be delayed until the restriction imposed by Section 16(b) of the Exchange Act or such other risk of forfeiture (as the case may be) lapses, and the optionee will be taxed at ordinary income rates on the difference between the exercise price of the NSO and the fair market value of the stock at the time the restriction or risk of forfeiture lapses.

          Provided the Company complies with applicable federal income tax reporting requirements with respect to payment of compensation, the Company will generally be entitled to a business expense deduction in the tax year in which the exercise occurs in an amount equal to the ordinary income recognized by the optionee.

          Any gain or loss on a disposition of the stock acquired upon the exercise of an NSO will be treated as long-term, mid-term or short-term capital gain or loss to the optionee, depending upon the period for which the stock has been held. The gain or loss recognized on a taxable disposition generally will be an amount equal to the difference between the selling price and the optionee's basis in such stock. The optionee's basis generally is equal to the fair market value of such stock on the date the NSO was exercised (or on the date the risk of forfeiture lapses, if such stock is subject to a substantial risk of forfeiture).

          There generally are no federal income tax consequences to the Company by reason of the disposition by an optionee of stock acquired upon the exercise of an NSO.

          Restricted Stock. A recipient of restricted stock generally will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the stock (determined without regard to any restrictions other than those that by their terms never lapse) over the amount, if any, paid for the stock. For this purpose, the fair market value of the stock is generally determined on the earlier of the date on which the stock is no longer subject to a substantial risk of forfeiture or is transferable
     (without the transferee being subject to a substantial risk of forfeiture) and the income with respect to the receipt of the stock is reportable by recipient in that year. In the event the recipient cannot sell the stock without incurring liability under Section 16(b) of the Exchange Act, the recipient generally will not recognize ordinary income with respect to the receipt of the stock until the recipient can sell the stock without incurring liability under Section 16(b) of the Act and the fair market value of the stock (for purposes of determining the recipient's income resulting from the receipt of the stock) will be determined as of that date.

          If the recipient files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within 30 days of the receipt of the stock, the recipient will be taxed in the year the stock is received on the difference between the fair market value of the stock at the time of receipt and the amount paid for the stock, if any. This amount will be taxed as ordinary income. If shares with respect to which a Section 83(b) election has been made are forfeited, the recipient generally will be entitled to a capital loss equal to the amount, if any, that the recipient had paid for the forfeited shares as distinguished from the amount that the recipient had recognized as income as a result of the Section 83(b) election.

     CERTAIN RELATIONSHIPS AND TRANSACTIONS

          Stephen Roberts, a stockholder and a member of the Company's Board of Directors, provided consulting services to the Company during fiscal 1999, for which he received $63,996. The Company plans to continue to use Mr. Roberts as a consultant during fiscal
     2000.

          Marty Graham, an officer of the Company, holds an interest in two retail outlets participating in the Company's PPTr System. The Company realized revenues of approximately $99,000 from these outlets during fiscal 1999. The Company expects to continue to do business with Mr. Graham's retail outlets in fiscal 2000.

          Dr. Pradeep Batra, a member of the Company's
     Board of Directors, controls Unique Business Systems
     ("UBS") a company that provided marketing services to the Company . The Company paid UBS $15,750 in commissions during fiscal 1999. The Company's contract with UBS expires December 31, 1999. The
     Company is in the process of negotiating a new contract with UBS.

          Muneaki Masuda, a member of the Company's Board of Directors, holds a controlling interest in CCC which in turn holds a controlling interest in Rentrak
     Japan. Pursuant to an agreement between the Company and Rentrak Japan, Rentrak Japan pays the Company an annual royalty, based on a June 1 to May 31 royalty year, equal to 1.67 percent of the first $47.9 million of Rentrak Japan's sales and one-half of one percent of Rentrak Japan's sales in excess of such amount. In fiscal 1999, Rentrak Japan paid the Company a total of approximately $2.2 million in royalty fees, which amount included a one-time royalty payment of $1 million.

          In January 1999, the Company entered into a $3,000,000 unsecured note payable with Bill LeVine.
     The note bears interest at ten percent (10%), payable monthly and is due in full on July 31, 1999.

     INDEPENDENT ACCOUNTANTS

     The Company's independent public accountants for its fiscal year ended March 31, 1999, were Arthur
     Andersen LLP, which management intends to continue to retain during the current fiscal year. No election, approval or ratification of the choice of independent public accountant by the shareholders is required. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions.

     OTHER BUSINESS

          Management does not presently know of any matters that will be presented for action at the Annual Meeting other than those herein set forth.
     However, if any other matters properly come before the Annual Meeting, the holders of proxies solicited by the Board of Directors of the Company will have discretionary authority to vote the shares represented by all proxies granted to them on such matters in accordance with their best judgment.

     FINANCIAL INFORMATION

          A copy of the 1999 Annual Report of the Company, including audited financial statements, is being sent to shareholders with this Proxy Statement.

     REPORT ON FORM 10-K

          THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED
     WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE
     YEAR ENDED MARCH 31, 1999, WILL BE AVAILABLE TO
     SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO
     CAROLYN A. PIHL, VICE PRESIDENT FINANCE/CHIEF
     ACCOUNTING OFFICER, RENTRAK CORPORATION, ONE AIRPORT
     CENTER, 7700 N.E. AMBASSADOR PLACE, PORTLAND, OR
     97220.  COPIES OF EXHIBITS TO THE ANNUAL REPORT ON
     FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE WILL BE
     CHARGED TO ANY SHAREHOLDER REQUESTING EXHIBITS.

     By Order of the Board of Directors,



     /s/ F. Kim Cox
     F. Kim Cox
     Secretary

     Portland, Oregon
     Date: June 30,  1999



        [LOGO OF RENTRAK CORPORATION APPEARS HERE]
                    RENTRAK CORPORATION

     This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby appoints Ron Berger and F. Kim
     Cox as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Rentrak Corporation (the "Company") held of record by the undersigned on June 23, 1999, at the annual meeting of the shareholders to be held at the Company's executive offices, One Airport
     Center, 7700 N.E. Ambassador Place, Portland, Oregon
     97220, on August 23, 1999, at 8 a.m., Pacific Time, or any adjournment thereof.

     1.   Election of Directors to the Terms Specified:
               [ ] FOR all nominees listed below (except as marked to the contrary below).
               [ ]  WITHHOLD AUTHORITY to vote for all
               nominees listed below.

          Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

               Skipper Baumgarten, Muneaki Masuda, Stephen
     Roberts, Takaaki Kusaka

     2.   Proposal to Approve the Amendment to the 1997
          Equity Participation Plan of Rentrak
          Corporation:
               [ ]  FOR approval of the Amendment.
               [ ]  AGAINST approval of the Amendment.
               [ ] WITHHOLD AUTHORITY to vote to approve the Amendment.

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted FOR the four nominees to the Board of Directors of Rentrak Corporation and FOR approval of the amendment to the 1997 Equity Participation Plan of Rentrak Corporation.

          Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

          Dated:  _____________________, 1999
          Signature______________________
          Signature if held jointly___________________
          Please mark, sign, date and return the proxy using the enclosed envelope.




                            Exhibit A

                          AMENDMENT TO
               THE 1997 EQUITY PARTICIPATION PLAN
                               OF
                       RENTRAK CORPORATION

          THIS  AMENDMENT  (the "Amendment") to the  1997  Equity
Participation Plan of Rentrak Corporation (the "Plan") is hereby adopted by Rentrak Corporation, an Oregon corporation (the
"Company").

      1. Incorporation; Definitions. The terms and provisions of this Amendment are incorporated by this reference in the Plan as though fully set forth therein. Terms not otherwise described herein shall have the meanings ascribed to them in the Plan.

      2. Conflicts. In the event of any conflict between the terms and provisions of this Amendment and those of the Plan, the terms and provisions of this Amendment shall control.

     3.   Amendment.

           a.    Shares Subject to Plan.  Section 2.1(a)  of  the
Plan is hereby amended to read in its entirety as follows:

               2.2  Shares Subject to Plan.

                     (a)  The shares of stock subject to Options,
awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock or Stock Payments shall be Common Stock, initially shares of the Company's Common Stock, par value $.001 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed one million one hundred thousand (1,600,000). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

       4. No Other Change. Except as specifically modified in this Amendment, all other provisions and terms of the Plan shall remain unchanged and in full force and effect.

           I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Rentrak Corporation on ____________, 1999.

          Executed on this __ day of __________, 1999.



                              F. Kim Cox
                              Secretary